General Moly, Inc. - AMEX: GMO

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY APPOINTS JEAN-PIERRE ERGAS AND GARY LOVING TO BOARD OF DIRECTORS

LAKEWOOD, COLORADO - February 7, 2008, General Moly (AMEX:GMO) announced that Jean-Pierre Ergas and Gary Loving have been appointed to the Board of Directors, replacing Norman A. Radford and Gene W. Pierson, who have elected to retire after serving as independent Directors since 2002.

Mr. Ergas is currently the Chairman of BWAY Corporation, a leading metal and plastic public packaging group that he led as CEO from 2000 to 2007. From 1985 to 2000, Mr. Ergas was a Senior Corporate Officer of Pechiney and Alcan, two of the world's leading aluminum producers. Mr. Ergas was a member of the Pechiney Executive Committee, in charge of its aluminum downstream business from 1986 to 1994 and in 1995, became a member of the Alcan Aluminum Corporate Executive Committee, in charge of Europe. Mr. Ergas has been a CEO of leading European and American packaging and metallurgic companies for 31 years.

Mr. Ergas is a graduate from l'Institut d'Etudes Politiques in Paris and has a Masters of Business Administration from Harvard University. He also serves as a Director of Dover Corporation, Compagnie Plastic Omnium (Paris stock exchange), and Splix S.A. (a private French company).

Mr. Loving has over 35 years of experience as a mining company executive and manager. He has been responsible for mining projects and operations at Homestake Mining Company, Phelps Dodge Corporation and Frontera Copper Corporation. Most recently, Mr. Loving served as President, CEO and Director of Frontera Copper from February 2005 to October 2007. Prior to his positions at Frontera, he served as Senior Vice President South American Operations for Phelps Dodge, where he was responsible for operations at Candelaria, El Abra and Ojos del Salado in Chile, and Cerro Verde in Peru. His experience includes both surface and underground, base and precious metal operations. Mr. Loving's experience includes the development of new, copper mining and processing projects such as the Candelaria project in Chile from October 1994 through November of 1997 and the Piedras Verdes project in Mexico.

Mr. Loving earned a Bachelor of Science in Mining Engineering from the University of Arizona and has completed Executive Management programs at both Stanford and Dartmouth Universities.

Bruce D. Hansen, Chief Executive Officer, said, "I am very pleased to have Jean-Pierre and Gary join General Moly as Directors. Both bring substantial experience in the metals and mining industries and will further strengthen our Board as we move the Company through its development and financing phases. I want to sincerely thank both Norm and Gene for their devoted guidance and service to the Company as it built its foundations with the acquisitions of the Mt. Hope and Hall-Tonopah projects."

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the American Stock Exchange under the symbol GMO. Our primary asset, the Mount Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information - General Moly:
Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements
Statements herein that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability raise required financing, metals price and production volatility, exploration risks and results, project development risks, including, without limitation, uncertainties involved in the interpretation of results and other tests. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

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